Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTERPRIVATE III FINANCIAL PARTNERS INC.

InterPrivate III Financial Partners Inc. (the “Corporation”), a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is InterPrivate III Financial Partners Inc.

2.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020 and was subsequently amended by the filing of a certificate of amendment on January 6, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 4, 2021 (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation was amended by the filing of a First Amendment to the Amended and Restated Certificate of Incorporation on December 23, 2022 with the Secretary of State of the State of Delaware.

3.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Second Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5.	The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 17, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 28 months from the closing of the Offering (or up to 36 months, if applicable under the provisions of Section 9.2(d))) (or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement, provided that at such earlier date, the Corporation is not then party to a definitive agreement in respect of its initial Business Combination that has not been terminated in accordance with its terms) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

6.	The text of Section 9.2(a) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

7.	The text of Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by the date which is the later of (i) 28 months from the closing of the Offering (or up to 36 months from the closing of the Offering, if applicable under the provisions of this section) and (ii) such later date as may be approved by the Corporation’s stockholders in accordance with this Amended and Restated Certificate (in any case, such date being referred to as the “Termination Date”), the Corporation shall (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Notwithstanding the foregoing or any other provisions of the Articles of this Amended and Restated Certificate, in the event that the Corporation has not consummated an initial Business Combination within 28 months from the closing of the IPO, without approval of our public stockholders, the Corporation may, by resolution of the Board, if requested by the Sponsor, and upon five days’ advance notice, extend the Termination Date in one-month increments up to eight more times, or a total of up to nine months after the current Termination Date, provided that the Corporation will deposit from its working capital account into the Trust Account; for each extension, $21,000, for an aggregate deposit of up to $189,000 (if all extensions are exercised).”

8.	The text of Section 9.2(e) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

9.	The text of Section 9.2(f) of Article IX of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

10.	Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended to replace the reference to “25 months” with “28 months” and to replace the reference to “27 months” with “36 months”.

11.	Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended to remove “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 7th day of June, 2023.

/s/ Brandon Bentley
Brandon Bentley
Authorized Officer

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